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                                                                    EXHIBIT 3.14

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/24/1993
713175010 - 2341492

                          CERTIFICATE OF INCORPORATION

                                       OF

                         LILY-CANADA HOLDING CORPORATION

          FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Lily-Canada Holding Corporation.

          SECOND: The address of its registered office in the state of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is:
Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100), all of which shares shall be Common Stock, par value $.01 per share.

          FIFTH: The name and mailing address of the incorporator is as follows:

                NAME                            ADDRESS
                ----                            -------
          Susan P. Potter                c/o Kirkland & Ellis
                                         655 Fifteenth Street, N.W.
                                         Suite 1200
                                         Washington, D.C. 20005

          SIXTH: The Corporation is to have perpetual existence.

          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

          EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to

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time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

          NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of that Delaware Code, order a meeting of the creditors or any class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102 (b)(7)), as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this ARTICLE TENTH or adoption of any provision of the Certificate of Incorporation inconsistent with this ARTICLE TENTH shall have prospective effect only and shall not adversely affect the liability of a director of the Corporation with respect to any act or omission occurring at or before the time of such repeal, amendment or adoption of an inconsistent provision.

          ELEVENTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any promoter or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this ARTICLE ELEVENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

          TWELFTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                        2
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          THIRTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                        3
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          I, THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand on this 24th day of June, 1993.

                                      /s/ Susan P. Potter
                                      ------------------------------------------
                                      Susan P. Potter, Sole Incorporator

                                        4
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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/03/1994
                                                             944033043 - 2341492
           Certificate of Change and Substitution of Registered Agent

                                       of

                         LILY-CANADA HOLDING CORPORATION

     It is hereby certified that:

     1.   The name of the corporation (hereinafter called the "corporation") is

                         Lily-Canada Holding Corporation

     2.   The corporation is incorporated under the laws of

                                    Delaware

     3. The name and the address of the registered agent and registered office of the corporation within the State of Delaware are hereby changed to:

               The Prentice Hall Corporation System, Inc.
               32 Loockerman Square
               Suite L-100
               Dover, Delaware 19901
               Kent County

     4. All previous appointments of a registered agent of the corporation within the State of Delaware are hereby revoked.

Signed on March 1, 1994.


                                                  /s/ Roger A. Cregg
                                                  ------------------------------
                                                    Vice-President

Attest:


/s/ Daniel M. Carson
-----------------------------------
 Secretary